CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Trim Holding Group

(formerly TNT Designs, Inc.)

We have issued our report dated January 8, 2010 with respect to the financial statements contained in the Registration Statement on Pre-effective amendment No. 1 to Form S-1 of Trim Holding Group (formerly TNT Designs, Inc). We consent to the use of the aforementioned report in the Registration Statement on Pre-effective amendment No. 1 to Form S-1, and to the use of our name as it appears under the caption “Experts”.

/s/UHY LLP

Southfield, Michigan

January 27, 2010